WIRELESS AGE FILES THIRD QUARTER 2011 FINANCIAL STATEMENTS

TORONTO, ON (MARKETWIRE) – December 15, 2011 –Wireless Age Communications, Inc. (OTCPK: WLSA) (“Wireless Age” or “the Company”) announced today its unaudited earnings for the interim period ended September 30, 2011.

“We are pleased with our revenues of $3,522.669 for the third quarter of 2011 and over $4.9M for the first 9 months of the year, “stated, John G. Simmonds, Chairman & CEO. The third quarter financial statements bring all reporting up to date for Wireless Age. We fully expect to start an audit in January 2012 and file audited December statements with the Securities Exchange Commission.

About Wireless Age Communications:

Wireless Age brings together technologies and companies focused on innovative and cutting edge energy and environmental solutions. Business lines range from the marketing and installation of energy efficient household products, to the design, manufacture, and installation of waste handling and remediation systems. Wireless Age is positioned to benefit from the momentum building in the rapidly growing "green" and "renewable energy" marketplace.

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

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